October 2017

Pricing Sheet dated October 27, 2017 relating to

Preliminary Terms No. 1,943 dated October 24, 2017

Registration Statement Nos. 333-200365; 333-200365-12

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Contingent Income Auto-Callable Securities due November 1, 2022

Based on the Performance of the EURO STOXX 50® Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS – OCTOBER 27, 2017
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Underlying index:		EURO STOXX 50® Index
Aggregate principal amount:		$7,838,000
Stated principal amount:		$10 per security
Issue price:		$10 per security
Pricing date:		October 27, 2017
Original issue date:		November 1, 2017 (3 business days after the pricing date)
Maturity date:		November 1, 2022
Early redemption:		If, on any redemption determination date, beginning on April 27, 2018, the index closing value of the underlying index is greater than or equal to the initial index value, the securities will be automatically redeemed for an early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been redeemed.
Early redemption payment:		The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related observation date.
Redemption determination dates:		Quarterly, as set forth under “Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates” below, subject to postponement for non-trading days and certain market disruption events. The redemption determination dates will be the same days at the observation dates, beginning with the February 2018 observation date.
Early redemption dates:		Starting on May 2, 2018 (approximately six months after the original issue date), quarterly, as set forth under “Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates” below; provided that if any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day.
Contingent quarterly coupon:

• If, on any observation date, the index closing value or the final index value, as applicable, is greater than or equal to the coupon barrier level, we will pay a contingent quarterly coupon at an annual rate of 5.25% (corresponding to approximately $0.13125 per quarter per security) on the related coupon payment date.

• If, on any observation date, the index closing value or the final index value, as applicable, is less than the coupon barrier level, no contingent quarterly coupon will be paid with respect to that observation date.

Coupon barrier level:		2,739.173, which is equal to approximately 75% of the initial index value
Downside threshold level:		2,373.950, which is equal to approximately 65% of the initial index value
Payment at maturity:	• If the final index value is greater than or equal to the downside threshold level:	the stated principal amount and, if the final index value is also greater than or equal to the coupon barrier level, the contingent quarterly coupon with respect to the final observation date
• If the final index value is less than the downside threshold level:		(i) the stated principal amount multiplied by (ii) the index performance factor
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.706 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to us(3)
Per security	$10	$0.20(1)
		$0.05(2)	$9.75
Total	$7,838,000	$195,950	$7,642,050

(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.20 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Terms No. 1,943 dated October 24, 2017

Product Supplement for Auto-Callable Securities dated February 29, 2016   Index Supplement dated January 30, 2017

Prospectus dated February 16, 2016

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley Finance LLC

Contingent Income Auto-Callable Securities due November 1, 2022

Based on the Performance of the EURO STOXX 50® Index

Principal at Risk Securities

Terms continued from previous page:
Initial index value:	3,652.23, which is the index closing value of the underlying index on the pricing date
Coupon payment dates:	Quarterly, as set forth under “Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates” below. If any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day. The contingent quarterly coupon, if any, with respect to the final observation date shall be paid on the maturity date.
Observation dates:	Quarterly, as set forth under “Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates” below, subject to postponement for non-trading days and certain market disruption events. We also refer to October 27, 2022 as the final observation date.
Final index value:	The index closing value of the underlying index on the final observation date
Index performance factor:	The final index value divided by the initial index value
CUSIP:	61768J763
ISIN:	US61768J7634
Listing:	The securities will not be listed on any securities exchange.

Observation Dates, Redemption Determination Dates, Coupon Payment Dates and Early Redemption Dates

Observation Dates / Redemption Determination Dates	Coupon Payment Dates / Early Redemption Dates
January 29, 2018*	February 1, 2018*
April 27, 2018	May 2, 2018
July 27, 2018	August 1, 2018
October 29, 2018	November 1, 2018
January 28, 2019	January 31, 2019
April 29, 2019	May 2, 2019
July 29, 2019	August 1, 2019
October 28, 2019	October 31, 2019
January 27, 2020	January 30, 2020
April 27, 2020	April 30, 2020
July 27, 2020	July 30, 2020
October 27, 2020	October 30, 2020
January 27, 2021	February 1, 2021
April 27, 2021	April 30, 2021
July 27, 2021	July 30, 2021
October 27, 2021	November 1, 2021
January 27, 2022	February 1, 2022
April 27, 2022	May 3, 2022
July 27, 2022	August 1, 2022
October 27, 2022 (final observation date)	November 1, 2022 (maturity date)

* The securities are not subject to automatic early redemption until the 2nd coupon payment date, which is May 2, 2018.

October 2017	Page 2